Exhibit 2.2
PURCHASE AND SALE AGREEMENT
BETWEEN
EXXON MOBIL CORPORATION, EXXONMOBIL OIL CORPORATION,
MOBIL EXPLORATION AND PRODUCING NORTH AMERICA INC., MOBIL PRODUCING
TEXAS & NEW MEXICO INC. AND MOBIL EXPLORATION & PRODUCING U.S. INC.
AND
RESOLUTE ANETH, LLC-75% AND NAVAJO NATION OIL AND GAS COMPANY-25%
EFFECTIVE TIME: JANUARY 1, 2005
TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		5
1.01.	Additional Instruments	5
1.02.	Ad Valorem Taxes	5
1.03.	Allocation	5
1.04.	Associated Parties	5
1.05.	Base Purchase Price	5
1.06.	Business Day	5
1.07.	Claim or Claims	5
1.08.	Closing	6
1.09.	Closing Date	6
1.10.	Code	6
1.11.	Condition	6
1.12.	Effective Time	6
1.13.	Environmental Laws	6
1.14.	Execution Date	6
1.15.	ExxonMobil-operated	6
1.16.	Interest or Interests	6
1.17.	Liability or Liabilities	7
1.18.	Material Difference	7
1.19.	NORM	7
1.20.	Oil	7
1.21.	Occurrence	7
1.22.	Operator	7
1.23.	Property or Properties	8
1.24.	Related Agreements	8
1.25.	Strict Liability	8
1.26.	Well or Wells	8

ARTICLE 2. PURCHASE AND SALE		8

ARTICLE 3. PURCHASE PRICE		8

3.01.	Base Purchase Price	8
3.02.	Performance Deposit and Payment	8
3.03.	Allocation of Base Purchase Price	8
3.04.	Additional Consideration	8

ARTICLE 4. INTEREST DUE BUYER		10

ARTICLE 5. BUYER’S REVIEW		11
5.01.	Buyer’s Review before Signing this Agreement	11
5.02.	Access to ExxonMobil-Operated Interests	11
5.03.	Environmental Assessment	11
5.04.	Access to Interests Operated by Others	12
5.05.	Materials, Facilities, Platforms and Equipment	12
5.06.	No Warranty of Accuracy; Disclaimer	12
5.07.	Buyer’s Confidentiality Obligations	12

ARTICLE 6. TITLE AND TITLE DEFECTS		13
6.01.	Title Defect	13
6.02.	Adjustments to Allocations	13
6.03.	Description and Other Errors	15

ARTICLE 7. PRE-CLOSING OBLIGATIONS		15
7.01.	Preferential Rights	15
7.02.	Related Agreements	16
7.03.	Third-Party Notifications and Approvals	16
7.04.	Change of Operator	16

ARTICLE 8. CLOSING		17
8.01.	Closing Date	17
8.02.	Buyer’s Request to Delay Closing	17
8.03.	ExxonMobil’s Right to Delay Closing	17
8.04.	Closing Obligations	17
8.05.	Offset of Amounts Owed to ExxonMobil	20
8.06.	Condition Precedent	20
8.07.	Buyer’s Representation by Closing	20
8.08.	Insurance	21

ARTICLE 9. POST-CLOSING OBLIGATIONS		21
9.01.	Filing and Recording	21
9.02.	Copies	21
9.03.	Further Assurances	21
9.04.	Post-Closing Third Party Consents	22
9.05.	Reassignment	22
9.06.	Buyer’s Compliance	22
9.07.	Property Sales Accounting Agreement	22
9.08.	Plugging and Abandoning Wells; Remediation	22

ARTICLE 10. TAXES		23
10.01.	Ad Valorem Taxes	23
10.02.	Production Taxes	23
10.03.	Other Taxes	23

10.04.	Tax-Deferred Exchange	23

ARTICLE 11. OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES, CLAIMS, AND DISBURSEMENTS		24
11.01.	Oil in Storage	24
11.02.	Proceeds, Costs, and Expenses	24
11.03.	Notice to Remitters of Proceeds	25
11.04.	Reservation of Claims	25

ARTICLE 12. EXXONMOBIL-OPERATED INTERESTS		25
12.01.	Operation by ExxonMobil	25
12.02.	Charges Paid by Buyer	25
12.03.	Risk of Loss	26
12.04.	Selection of Operator	26
12.05.	Removal of Signs	26

ARTICLE 13. INTERESTS OPERATED BY OTHERS		27
13.01.	Charges Paid by Buyer	27
13.02.	Risk of Loss	27

ARTICLE 14. DELETED IN ITS ENTIRETY		27

ARTICLE 15. PREFERENTIAL RIGHT TO PURCHASE GAS		27

ARTICLE 16. BUYER’S RELEASE DISCHARGE AND COVENANT NOT TO SUE; BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS; DISPUTE RESOLUTION		27
16.01.	Buyer’s Release of ExxonMobil and its Associated Parties	27
16.02.	Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties	27
16.03.	Buyer’s Obligations to Indemnify, Defend, and Hold ExxonMobil and its Associated Parties Harmless	28
16.04.	Buyer’s Obligations	28
16.05.	Buyer’s Duty to Defend	30
16.06.	Alternate Dispute Resolution and Arbitration	30
16.07.	Buyer’s Waiver of Consumer Protection Laws	31
16.08.	Retroactive Effect	31
16.09.	Inducement to ExxonMobil	31

ARTICLE 17. ENVIRONMENTAL MATTERS		32
17.01.	Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property	32
17.02.	Adverse Environmental Conditions	32
17.03.	Remediation	33
17.04.	Disposal of Materials, Substances, and Wastes; Compliance with Law	35

ARTICLE 18. BUYER’S REPRESENTATIONS		35
18.01.	Representations Not Exclusive	35
18.02.	Security Laws	35
18.03.	Basis of Buyer’s Decision	36
18.04.	Material Factor	36

ARTICLE 19. GAS IMBALANCES		36
19.01.	ExxonMobil’s and Buyer’s Respective Obligations	36

19.02.	Settlement	37

ARTICLE 20. FINAL SETTLEMENT STATEMENT		37

ARTICLE 21. BROKER’S AND FINDER’S FEES		38

ARTICLE 22. COMMUNICATIONS		38

ARTICLE 23. BUYER’S DEFAULT		38

ARTICLE 24. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976		39

ARTICLE 25. DISCLAIMERS OF WARRANTIES		39

ARTICLE 26. MISCELLANEOUS		39
26.01.	Entire Agreement	39
26.02.	Successors and Assigns; Amendment; Survival	39
26.03.	Choice of Law	39
26.04.	Assignment	40
26.05.	No Admissions	40
26.06.	No Third-Party Beneficiaries	40
26.07.	Public Communications	40
26.08.	Headings and Titles	40
26.09.	Exhibits	40
26.10.	Includes	40
26.11.	Severability	40
26.12.	Counterparts	40
26.13.	Conflicts	41
26.14.	Not to Be Construed against the Drafter	41
26.15.	No Waiver	41
26.16.	Conspicuousness	41
26.17.	Execution by the Parties	41

EXHIBIT A		47
EXHIBIT B		78
EXHIBIT C		83
EXHIBIT D		98
EXHIBIT E		101
EXHIBIT F		110
EXHIBIT G		111
EXHIBIT H		118
EXHIBIT I
EXHIBIT J
EXHIBIT K
EXHIBIT L
EXHIBIT M

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”) is between Exxon Mobil Corporation, a New Jersey corporation, ExxonMobil Oil Corporation, a New York corporation, Mobil Exploration and Producing North America Inc, a Nevada corporation Mobil Producing Texas & New Mexico Inc., a Delaware corporation and Mobil Exploration & Producing U.S. Inc., a Delaware corporation whose address is P. O. Box 2180, Houston, Texas 77252-2180 (hereinafter sometimes collectively or individually referred to as “ExxonMobil”), as seller, and Resolute Aneth, LLC, a Delaware limited liability company, with an address of 1675 Broadway, Suite 1950, Denver CO. 80202 and Navajo Nation Oil and Gas Company, a Federal corporation with an address of P.O. Box 4439, Window Rock, AZ 86515 (hereinafter collectively referred to as “Buyer”), effective on the Execution Date.
     Buyer desires to purchase certain Interests from ExxonMobil, and ExxonMobil desires to sell them to Buyer based upon the respective percentages of 75% to Resolute Aneth, LLC. and 25% Navajo Nation Oil and Gas Company, subject to the terms and conditions of this Agreement. It is the parties’ intent that Buyer has responsibility and liability for all matters relating to the Interests assigned, whether related to events occurring before or after closing this transaction, except to the limited extent provided in this Agreement.
     In consideration of their mutual promises under this Agreement, the benefits to be derived by each party, and other good and valuable consideration, Buyer and ExxonMobil agree as follows:
ARTICLE 1. DEFINITIONS
     The following terms, when used in this Agreement, will have the following definitions:
     1.01. Additional Instruments. The instruments executed by Buyer before Closing and delivered to ExxonMobil in connection with this transaction, including Buyer’s investigation of and bid for the Interests.
     1.02. Ad Valorem Taxes. Defined in Section 10.01.
     1.03. Allocation. The amount allocated by Buyer to each individual part of the Interests.
     1.04. Associated Parties. Successors, assigns, directors, officers, employees, agents, contractors, subcontractors, and affiliates.
     1.05. Base Purchase Price. The amount set forth in Section 3.01.
     1.06. Business Day. Any day that the headquarters offices of ExxonMobil Production Company, in Houston, Texas, are scheduled to be and are open for business.
     1.07. Claim or Claims. Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any person, including an artificial or natural person; a local, state, or federal governmental entity; a person holding rights under any Related Agreement; an Associated Party of Buyer or ExxonMobil; or a third party.

     1.08. Closing. The delivery of the conveyancing instruments and funds by the parties to close the purchase and sale of the Interests.
     1.09. Closing Date. The date on which Closing is scheduled to and does occur.
     1.10. Code. The Internal Revenue Code of 1986, as amended.
     1.11. Condition. Defined in Section 17.02.
     1.12. Effective Time. 7 a.m. local time where the Interests are located, on January 1, 2005.
     1.13. Environmental Laws. Applicable federal, state, and local laws, including statutes, regulations, orders and ordinances, previously or currently enacted or enacted in the future, and common law, relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.
     1.14. Execution Date. The date on which the last of the parties executes this Agreement.
     1.15. ExxonMobil-operated. The interests and facilities of which ExxonMobil is Operator.
     1.16. Interest or Interests. ExxonMobil’s interest in the oil and gas leasehold estates or other interests set forth on Exhibit A, together with ExxonMobil’s interest in the following:
(a)	each Well located on the leases and land described on Exhibit A, abandoned or unabandoned, which are/were completed within formations or to depths assigned in said leases.

(b)	the easements, permits, licenses, surface and subsurface leases, surface fee, water rights, rights-of-way, servitudes, and other surface and subsurface rights affecting the land and leases described on Exhibit A, including those set forth on Exhibit B.

(c)	material, equipment, and facilities in and on the land and used solely in connection with the use or operation of the leasehold estates and other interests described on Exhibit A for oil or gas purposes.

(d)	the facilities and pipelines located pursuant to the rights described in (b) above and necessary to market the production from the Interests.

(e)	contracts affecting the Interests, including agreements for sale or purchase of oil, gas, and other hydrocarbons; processing agreements; division orders; unit agreements;

operating agreements; and other contracts and agreements arising out of, connected with, or attributable to production from the Interests.
     Any references to ExxonMobil Accounting Codes are for ExxonMobil use only and are not a part of the description of the Interests.
     The Interests do not include the reservations, exceptions, and exclusions listed on Exhibits A and B or the following:
(A)	pipelines, fixtures, equipment, and interests in land owned by third parties such as lessors, purchasers, or transporters of Oil or gas, including ExxonMobil’s affiliates.

(B)	computer equipment (including Rosemont transmitters), telecommunications equipment, vehicles, boats, tools, pulling machines, and other equipment and material temporarily located on the Property or expressly excluded from the sale. (C) items excluded in information or correspondence provided to Buyer before the Execution Date, as listed on Exhibit H.

(D)	a gas processing plant not listed on Exhibit A.

(E)	personal property, fixtures, equipment, pipelines, facilities, and buildings located on the Property, but currently in use in connection with the ownership or operation of other property not included in the Interests, as listed on Exhibit I.

(F)	interest or interests as herein defined owned by other ExxonMobil affiliates that are not a party to this Agreement.
     1.17. Liability or Liabilities. Collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise (excluding off-site disposal, if any); losses; fines; penalties, expenses; costs to remove or modify facilities on or under the Property; plugging liabilities for all Wells; attorneys’ fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.
     1.18. Material Difference. Defined in Section 19.02.
     1.19. NORM. Naturally occurring radioactive material.
     1.20. Oil. Crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.
     1.21. Occurrence. Defined in Section 17.03.
     1.22. Operator. The person, company, or other entity recognized as operator of an Interest by the applicable regulatory agency.

     1.23. Property or Properties. The real property in which and on which the Interests exist or are located, whether in whole or in part.
     1.24. Related Agreements. Defined in Section 7.02.
     1.25. Strict Liability. Includes strict statutory liability and strict products liability.
     1.26. Well or Wells. All wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells.
ARTICLE 2. PURCHASE AND SALE
     Pursuant to Buyer’s offer, ExxonMobil agrees to sell the Interests to Buyer, in the respective percentages shown below, and Buyer agrees to buy them from ExxonMobil, for the consideration recited in and subject to the terms of this Agreement:

Resolute Aneth, LLC.	75%
Navajo Nation Oil and Gas Company	25%
ARTICLE 3. PURCHASE PRICE
     3.01. Base Purchase Price. The Base Purchase Price is $327,200,000.00. In addition, Buyer shall pay ExxonMobil interest on the Base Purchase Price for the period between the Effective Time and the Closing Date calculated at a per annum rate equal to the London Interbank Offer Rate for 30 day notes plus 100 basis points (the “Interest Rate”). The Base Purchase Price shall be subject to adjustments only as provided in this Agreement.
     3.02. Performance Deposit and Payment. There is no deposit furnished for this transaction.
     3.03. Allocation of Base Purchase Price. An Allocation of the Base Purchase Price to each material individual part of the Interests to be acquired hereunder is attached hereto as Exhibit L (including an Allocation for non-investment account balances such as gas-production-imbalance accounts and, as required for compliance with applicable law, for equipment or other items). The Allocations will be used (a) to notify holders of preferential rights of Buyer’s offer; (b) to collect taxes, to the extent required by law and as provided in Article 10; (c) as a basis for adjustments to the Base Purchase Price; and (d) as otherwise provided in this Agreement.
     3.04. Additional Consideration. In addition to the Base Purchase Price offered for the Interests as outlined in Article 3.1 above:
(a)	ExxonMobil will reserve and retain an overriding royalty interest on a lease by lease basis equal to the difference between existing lease burdens and 25%, up to a maximum of 6.25%, as to rights below the base of the Desert Creek formation underlying the Interests, which shall be paid or delivered by Buyer to ExxonMobil in accordance with the following terms and conditions:

(1)	On oil, delivery of such oil shall be made free of all costs and expenses in developing and operating the Interests and free of all costs of production, to ExxonMobil’s credit into the pipelines or tanks to which the well or wells may be connected. Should ExxonMobil elect not to take its overriding oil in kind, then ExxonMobil’s part of such oil shall be paid at the market value at the well, free of all costs of developing and operating the Interests and free of all costs of production.

(2)	On all gas, including casinghead gas or other gaseous substances and liquid constituents of said gas, produced from and sold (on or off the Interests) or used off the Interests, or for the extraction of gasoline or other products therefrom, the overriding royalty set forth above shall be based on the market value at the well or wells of gas so produced, sold or utilized, free of all costs of developing and operating the Interests and free of all costs of production.
For purposes of calculating the overriding royalties on oil or gas reserved above, “lease burdens” shall be defined to include all royalties, including non-participating and overriding royalties, and payments out of production. Additionally, the overriding royalties shall bear a proportionate share of all taxes related thereto, and of all post production gathering, treating, transportation, and compression charges and expenses incurred in connection with the marketing of production.
(3)	Proportionate Reduction. Said overriding royalty payments shall be decreased proportionately as to any lease if such lease covers less than the entire and undivided fee interest in the described lands and/or the unit assigned to the applicable well, and to the extent the Interests assigned hereunder are less than 100% of the leasehold interest in the lease.

(4)	Government Regulation Of Price. Notwithstanding any provision in this Assignment to the contrary, if the price of any substance upon which overriding royalty is payable hereunder is regulated by any governmental agency, the market value of such substance for the purpose of computing the overriding royalty hereunder shall not be in excess of the price which Assignee may lawfully receive.

(5)	Payment. Payment by Assignee of the overriding royalties or payments out of production herein reserved and of all royalties, overriding royalties and other burdens attributable to the Interests must be made from the date of first production on or after the Effective Time, and at all times thereafter on the basis of 100% of the oil and gas produced and sold (on or off the premises) or used off the Interests (reduced to that percentage of such production that is attributable to the Interests). Such payments must be made regardless of whether Assignee is selling all or any part of ExxonMobil’s share of production and regardless of the identity of the purchaser or purchasers of such production. Such payments shall be made on or before the twenty-fifth (25th) day of the second calendar month following the month for which the overriding royalties have accrued. Assignee agrees to send all division orders covering the overriding royalty retained hereunder to:
Ownership Organization
Exxon Mobil Corporation
P. 0. Box 2305
Houston, Texas 77252-2305
or to such other address as ExxonMobil may, from time to time, designate in writing.
(6)	Renewal Or Extension. If the Assignee shall secure a renewal or extension of any lease covering all or any part of the Interests, then the overriding royalties and all other rights, titles and interests of ExxonMobil in the Interests shall apply to such renewed or extended lease. A “renewal” or “extension” of lease as these terms are used in this paragraph shall mean any lease or leases covering all or a part of the Interests executed within one (1) year from the termination of the leases described on Exhibit A; and
(b)	ExxonMobil will reserve and retain a Retained Interest payable from the sale of 8/8ths of the first 98,765.43 barrels of oil produced from the Interests each month which shall be calculated and paid monthly in accordance with the schedule outlined above in 3.04 A. 5. for a period of 36 consecutive months beginning with January 1, 2005 production based according to the following formula:
([A-40] x 4C Production)=Monthly Retained Interest
A=Index Price-for a Calendar Month means the average of the daily settlement price (for all trading days during the Calendar Month) for West Texas Sour Crude Oil as reported by Piatt’s Oil Daily.
4C Production-Total monthly oil production from the Interests, capped at 98,765.43 barrels per month.
Note: If [A-40] is less than 0, it shall be deemed to be 0 and if it is greater than 9 it shall be deemed to be 9.
ARTICLE 4. INTEREST DUE BUYER
     ExxonMobil shall pay Buyer interest at the Interest Rate on the net cash flows attributable to the Interests for the period between the Effective Time and the Closing Date. For purposes of this Article 4, the term “net cash flows” shall mean total revenues received from the sales of production attributable to the Interests and other income related to the ownership or operation of the Interests, net of all Operation and Maintenance Expenses and Other Costs as described in Sections 12.02 (a) and (b) for Operated

Properties and the costs addressed in Section 13.01 (excluding the 5% overhead to ExxonMobil) for properties operated by others.
ARTICLE 5. BUYER’S REVIEW
     5.01. Buyer’s Review before Signing this Agreement. ExxonMobil gathered data relating to the Interests and the Property for Buyer’s review before Buyer submitted a bid and signed this Agreement. Buyer must notify ExxonMobil in writing if it wishes to review files or data in addition to those provided, but ExxonMobil’s obligation to provide additional files or data is limited to files and data that are reasonably available to it. ExxonMobil has no obligation to provide access to, and Buyer waives all claims to inspect, ExxonMobil’s interpretive, predictive, confidential, private, proprietary, or privileged information (including personnel records), or information whose dissemination is restricted by agreements between ExxonMobil and third parties. ExxonMobil has no obligation to provide any information to Buyer that is available to the general public, whether in the public records or from a governmental entity or agency on request.
     By entering into this Agreement, Buyer acknowledges and represents that it has reviewed the Interests and Property to its satisfaction to enable it to make its bid and execute this Agreement and that it may request adjustments to the Allocations and the Base Purchase Price after the Execution Date only for Title Defects, Conditions, and Material Differences, as provided in this Agreement. Buyer has undertaken all appropriate inquiry, to its satisfaction, and has made an informed decision to acquire the Interests on the basis of its own investigations and without reliance on statements or investigations by any other person, including ExxonMobil and its Associated Parties.
     5.02. Access to ExxonMobil-Operated Interests. Buyer had the opportunity to inspect and inventory the ExxonMobil-operated Interests and Property before signing this Agreement. On Buyer’s request, ExxonMobil will provide additional access to the ExxonMobil-operated Interests and Property and associated facilities, at any reasonable time before Closing. If this Agreement is terminated as to any Interest, Buyer must restore the premises of that Interest to their pre-entry condition.
     All visits to the premises and facilities by Buyer and on Buyer’s behalf will be scheduled by mutual consent of the parties, subject to Buyer’s providing ExxonMobil at least five days written notice of the locations that it wishes to visit and the proposed times. ExxonMobil may accompany Buyer and its Associated Parties during their site visits. Entry onto the ExxonMobil-operated Interests, Property, and facilities will be subject to third-party restrictions, if any, and to ExxonMobil’s safety, industrial hygiene, and drug and alcohol requirements and at Buyer’s sole risk and expense.
     5.03. Environmental Assessment. Buyer and its Associated Parties may inspect the premises and conduct an environmental assessment of the Interests and Property, including investigations to identify wetlands and sensitive and protected habitats, but Buyer must execute the form of environmental testing and confidentiality agreement attached as Exhibit G before performing an assessment. If Buyer undertakes an environmental assessment, both the consultant (if consultants are employed) and the scope of the proposed assessment, including testing protocols, must be acceptable to ExxonMobil before the work may begin. If Buyer and ExxonMobil cannot agree on Buyer’s proposed environmental assessment plan, then ExxonMobil may, at its sole option, withdraw from this Agreement any of the Interests that

Buyer proposes to assess or all the Interests, and the Base Purchase Price will be adjusted by the Allocation for each withdrawn Interest. If ExxonMobil withdraws all the Interests, this Agreement will terminate, and ExxonMobil will refund the performance deposit to Buyer.
     If Buyer takes samples from the Property, ExxonMobil may require splitting of each sample. Buyer will deliver copies of all draft and final reports, results, data, and analyses of the site visits, inspections, and assessments to ExxonMobil within five days of Buyer’s receipt of them, at Buyer’s cost. ExxonMobil will have no confidentiality obligation with regard to this information and may disclose it to third parties or use it for any purpose.
     5.04. Access to Interests Operated by Others. On request, ExxonMobil will assist Buyer by making initial contact with the Operators of the Interests that are operated by others, but Buyer will be responsible for contacting each Operator to arrange for review of the Interests. ExxonMobil will provide Buyer with access to ExxonMobil file information relating to the Interests operated by others, to the extent described in Section 5.01.
     5.05. Material, Facilities. Platforms, and Equipment. By signing this Agreement, Buyer acknowledges that it has had the opportunity to inspect and inventory the material, facilities, platforms, and equipment and is satisfied with them. There will be no adjustment on the basis of material, facilities, platforms, and equipment, whether for ExxonMobil-operated Interests or Interests operated by others. Material, facilities, platforms, and equipment observed during Buyer’s inspection may be used or replaced before Closing as a result of normal and customary operations.
     5.06. No Warranty of Accuracy; Disclaimer. ExxonMobil makes no warranty, and expressly disclaims all warranties, as to the accuracy or completeness of the files and other information that it may provide to buyer or that may be provided by others. If Buyer determines during its review that any ExxonMobil files or data may be incomplete or inaccurate, it will either notify Exxonmobil of its conclusions in writing not later than ten days before the Closing Date or be deemed to have waived complaints as to the incompleteness or inaccuracy of the files or data.
     5.07. Buyer’s Confidentiality Obligations. Buyer will keep confidential all information concerning the Interests, except to the extent that information (a) was public knowledge when Buyer received the information; (b) becomes public knowledge without breach of this Agreement by Buyer; (c) was known to Buyer before receipt or discovery of the information in connection with its review of the Interests, from a source that was authorized to disclose the information to third parties; or (d) is required by applicable law or court order to be disclosed. If information is required to be disclosed by law or court order, Buyer will make every reasonable effort to give ExxonMobil notice of the requirement as far in advance of the disclosure as possible. Buyer may not use the information for any purpose other than evaluation of the Interests and may not divulge the information to any person except those who need to know it in order to evaluate the Interests for Buyer under this Agreement. Buyer will enforce this confidentiality obligation as to all persons with whom it shares the information and is liable to ExxonMobil for a breach of this obligation by any person to whom Buyer has disclosed the information. If this transaction does not close, Buyer will return to ExxonMobil all information concerning the Interests that it obtained from ExxonMobil, destroy all of its work papers and analyses that incorporate the information, and be subject to these confidentiality obligations for five years after the Execution Date. Buyer’s confidentiality obligation will not, however, survive Closing.
ARTICLE 6. TITLE AND TITLE DEFECTS
     6.01. Title Defect. “Title Defect” means any one of the following:
(a)	ExxonMobil’s title at the Effective Time as to all or any part of the Interests is subject to an outstanding mortgage, deed of trust, lien, or other monetary encumbrance or adverse claim not listed or referenced on Exhibit A that would induce a purchaser to suspend payment of proceeds for the Interest or require the furnishing of security or indemnity. Evidence that ExxonMobil receives its full share of proceeds from a purchaser or third-party Operator (not under a 100% or other division order requiring ExxonMobil to further distribute proceeds to third parties) for an Interest creates a presumption that no Title Defect exists with respect to the Interest.

(b)	ExxonMobil’s net revenue interest or working interest for an Interest at the Effective Time is less than that shown on Exhibit A, or its working interest is greater than shown on Exhibit A without a corresponding increase in the net revenue interest.

(c)	ExxonMobil’s interest would be reduced if a third party were to exercise a reversionary, back-in, or other similar right not listed or referenced on Exhibit A.

(d)	ExxonMobil is in default under some material provision of a lease, farmout agreement, or other agreement, resulting in loss of all or any part of the Interests.
     “Title Defect” does not include (A) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; or (B) the loss of lease acreage between the Effective Time or the Execution Date (whichever is earlier) and the Closing Date, because the lease term expires.
     Buyer must notify ExxonMobil in writing promptly if Buyer determines that ExxonMobil’s net revenue interest or working interest for an Interest is greater than that shown on Exhibit A.
     6.02. Adjustments to Allocations.
(a)	Buyer may request an adjustment to an Allocation at any time on or before the tenth day before the Closing Date, if the adjustment is based on a Title Defect. ExxonMobil may request an adjustment to an Allocation at any time before the Closing Date, if ExxonMobil’s net revenue interest for the Interest is greater than that shown on Exhibit A. A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Allocation for the matter stated in the notice.

(b)	If either party gives notice under the previous section, the parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:
(1)	If the claim is based on ExxonMobil’s owning a different net revenue interest than that shown on Exhibit A, then the adjustment will be the absolute value of the number determined by the following formula:
Adjustment = A x (l-[B/C])
A = Allocation for the affected Interest
B = correct net revenue interest for the affected Interest
C = net revenue interest for the affected Interest as shown on Exhibit A
(2)	If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum necessary to remove the obligation or burden from the affected Interest.

(3)	If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Interest.
(c)	If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the parties cannot otherwise agree on the amount of an adjustment, ExxonMobil may, at its sole option and upon written notice to Buyer, either:
(1)	remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest; or

(2)	elect to resolve the dispute under the alternate-dispute-resolution and arbitration provisions of this Agreement.
(d)	The Base Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this section is greater than one percent of the Base Purchase Price. If the sum of all adjustments would result in the Base Purchase Price being reduced by more than ten percent, ExxonMobil may, upon written notice to Buyer, either:
(1)	terminate this Agreement and refund the performance deposit; or

(2)	remove the affected Interest from the Agreement and adjust the Base Purchase Price by the Allocation for that Interest.

(e)	ExxonMobil may, at its sole option, notify Buyer before the Closing Date that it elects to cure some or all of the Title Defects. No price adjustment will be made at Closing for the Title Defects that ExxonMobil elects to cure. If any Title Defect is not cured within ninety days after Closing, an adjustment to the Base Purchase Price will be calculated under the criteria set forth in this section. ExxonMobil will refund the net amount to Buyer only if the net amount of all adjustments based on Title Defects is greater than one percent of the Base Purchase Price.
     6.03. Description and Other Errors. If either party determines, either before or within ninety days after the Closing Date, that the description of an Interest is incorrect or that certain Interests or certain gas-production-imbalance accounts were erroneously included in or erroneously excluded from the bid package, other sales information, or the conveyancing instruments, then ExxonMobil and Buyer will meet and use their best efforts to resolve the error. If an error is discovered after the Closing Date, the parties will execute and record appropriate correction and other instruments to correct the error.
     If ExxonMobil and Buyer cannot resolve an error discovered before the Closing Date, then ExxonMobil may, at its sole option, either (a) terminate this Agreement and refund the performance deposit, if the Base Purchase Price would be impacted by more than ten percent as the result of actions taken in (b) or (c) below; (b) remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest; or (c) elect to resolve the dispute under the alternate-dispute-resolution and arbitration procedures of this Agreement. If ExxonMobil and Buyer cannot resolve an error discovered within ninety days after the Closing Date, then Buyer, upon written demand by ExxonMobil, will reassign all or any part of the Interests assigned to Buyer under this Agreement, at ExxonMobil’s sole option, in the same manner as provided in Section 9.05, and undertake all other acts reasonably required to return ExxonMobil to its pre-Closing position as to the reassigned Interest, including revising regulatory filings. ExxonMobil will refund to Buyer the Allocation for each reassigned Interest, without interest, upon Buyer’s performance of its obligations under this section.
     Notwithstanding the foregoing, the parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener’s errors in the preparation of Closing documents.
ARTICLE 7. PRE-CLOSING OBLIGATIONS
     7.01. Preferential Rights.
(a)	Notice. ExxonMobil will notify the owners, if any, of preferential rights to purchase the Interests.

(b)	Adjustment to Base Purchase Price. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, the Base Purchase Price will be adjusted by the Allocation for the preferential right property. If Buyer has allocated a positive dollar amount to the preferential right property, the Base Purchase Price will be reduced by the dollar amount of the positive Allocation. If Buyer has allocated a negative dollar amount to the preferential right property, the Base Purchase Price will be increased by the absolute value of the negative Allocation.

(c)	Third-Party Failure to Purchase. If a third party gives notice of its intent to exercise a preferential right to purchase a preferential right property, but does not close the purchase for any reason either before or within a reasonable time after Closing, Buyer will be obligated to acquire the preferential right property under the terms of this Agreement, for the positive dollar Allocation (or if the Allocation is a negative amount, ExxonMobil will refund the absolute value of the negative amount to Buyer, without interest). Closing on the preferential right property will be scheduled to occur within forty-five days after Buyer receives ExxonMobil’s notice that the third party has not closed. The effective time for the preferential right property will be the Effective Time under this Agreement.
     7.02. Related Agreements. Except as otherwise provided in this Agreement, the sale of the Interests will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to the Interests (“Related Agreements”), to the extent that they are binding on ExxonMobil or its successors or assigns. Buyer will assume all of ExxonMobil’s obligations and liabilities under the Related Agreements as of the Effective Time, insofar as the obligations or liabilities concern or pertain to the Interests, and the parties will execute all documents necessary for Buyer to assume the Related Agreements. Buyer’s obligation applies to all Related Agreements, whether recorded or not.
     7.03. Third-Party Notifications and Approvals. The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties. Buyer is responsible for obtaining approvals from all applicable third parties and will furnish ExxonMobil with proof of each consent, approval, or waiver before the Closing Date. ExxonMobil will make reasonable efforts to obtain waivers of maintenance-of-uniform interest provisions, if any, from joint-interest owners. If Buyer does not furnish ExxonMobil with all third-party approvals applicable to any Interest, then ExxonMobil may, at its option, elect to (a) delay Closing as to any or all of the Interests, with no charge to either party for the delay; (b) close without all third-party approvals; (c) terminate this Agreement and refund the performance deposit; or (d) remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest. If ExxonMobil elects to close without all third-party approvals, ExxonMobil may require Buyer to reassign the affected Interest to ExxonMobil if the third-party refuses to approve the assignment after Closing. The reassignment will be in the manner described in Section 9.05.
     7.04. Change of Operator. Unless otherwise provided by applicable law, regulation, or Related Agreement, Buyer must apply for and obtain regulatory approvals and permits and satisfy requirements of financial security to operate the Interests either that it will operate or for which it intends to stand for election as operator and deliver copies or other evidence of compliance to ExxonMobil before Closing.

ARTICLE 8. CLOSING
     8.01. Closing Date. The Closing Date will be on or before March 15, 2006, unless delayed as provided in this Agreement, at ExxonMobil’s offices at 800 Bell, Houston, Texas, or at another place that ExxonMobil designates. If the parties agree, Closing may be handled by exchange of documents (by mail or by courier). No price adjustment will be made if Closing is delayed. ExxonMobil and Buyer agree that as a precursor to Closing, ExxonMobil and Buyer shall execute and file all requisite assignments and filings with Navajo Nation for their execution and approval. Buyer shall pay all fees associated with such filings and shall submit all necessary accompanying, papers, bonds and other items required for Navajo Nation approval. Notwithstanding the scheduled Closing Date above, Closing shall be delayed until receipt of the approval by the Navajo Nation, but in no event beyond May 1, 2006. Buyer shall use its best diligent commercial efforts to cause the approval of such assignments in an expeditious manner. If such approval is not received by May 1, 2006, ExxonMobil may at its sole option extend the Closing Date or terminate this Agreement, by written notice to Buyer. In the event that ExxonMobil terminates this Agreement, Buyer shall return any unapproved Assignments to ExxonMobil and shall reassign to ExxonMobil any interests that have been assigned and approved by the Navajo Nation. In the event the Navajo Nation approves the Assignments and Buyer fails to close as provided in his Agreement, then ExxonMobil may, at its sole option, terminate this Agreement. Should ExxonMobil terminate this Agreement due to Buyer’s failure to close as provided above, then Buyer shall reassign the interests previously assigned and shall be responsible for obtaining any necessary approvals from the Navajo Nation associated with such reassignment. In addition, ExxonMobil shall be entitled to pursue any remedies available to it under law resulting from Buyer’s failure to close, and such pursuit of remedies shall not be subject to Section 16.06.
     8.02. Buyer’s Request to Delay Closing. Buyer may request that Closing be delayed. If ExxonMobil agrees, its consent must be in writing, and ExxonMobil may require Buyer to pay, as consideration for and a condition of its agreement, an additional performance deposit equal to ten percent of the Base Purchase Price, as adjusted to date, due to ExxonMobil in cash or its equivalent within five days of ExxonMobil’s agreement to delay. The additional performance deposit will be treated as the performance deposit for all purposes under this Agreement.
     8.03. ExxonMobil’s Right to Delay Closing. ExxonMobil may, at its sole option and for any reason, delay Closing for up to thirty days after the originally-scheduled Closing Date, upon written notice to Buyer.
     8.04. Closing Obligations.
(a)	Certificates of Authority. ExxonMobil may require Buyer to deliver, at least five days before the Closing Date, certificates in form and substance satisfactory to ExxonMobil, effective as of the Closing Date and executed by Buyer’s duly authorized officer, partner, or owner, as appropriate, to the effect that (1) Buyer has all requisite corporate, partnership, or other power and authority to purchase the Interests on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction, and (2) each individual executing the closing documents has the authority to act on behalf of Buyer.

Upon request, ExxonMobil will furnish Buyer with copies of applicable Powers-of Attorney evidencing ExxonMobil’s authority to sell the Interests covered by this Agreement.
(b)	Change of Operatorship. For ExxonMobil-operated Interests, and except to the extent waived by ExxonMobil, Buyer will deliver to ExxonMobil on or before the Closing Date evidence of the following: (1) that Buyer has complied with the requirements of all laws and regulations relating to the transfer of operatorship, including those regarding the assumption of responsibility for the plugging and abandoning of each Well that is included in the applicable Interests or located on the Property; (2) that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and (3) that Buyer has, to the extent possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the applicable Interests and Property.

(c)	Closing Settlement Statement. ExxonMobil will provide a closing settlement statement including items such as Base Purchase Price, adjustments to the Base Purchase Price (if any), interest due or owed by Buyer, revenue received, costs and expenses as provided in this Agreement, Ad Valorem Taxes, severance taxes, federal excise and energy taxes, gas imbalance adjustments, and copying and recording fees, to the extent this information is available at Closing. ExxonMobil will use estimates in the closing settlement statement to the extent that estimates are necessary and may correct the estimates in the final settlement statement. ExxonMobil understands that it is essential to Buyer to obtain, by the end of March 2006, revenue and expense information and support documentation concerning the Interests for the years 2003, 2004 and 2005. The level of information and support needed is the level sufficient to comply with the financial audit requirements of the Securities and Exchange Commission. The parties understand that the level of information focuses on material items of revenue and expense for financial audit purposes only and is not the level of detail required for a joint interest audit. The parties recognize that Buyer, through its ongoing joint interest audit, has already obtained the major portion of the cost data and support needed with respect to 2003 and 2004, but that (i) certain material questions remain as have been summarized in a formal inquiry submitted to ExxonMobil and (ii) that Buyer still needs revenue support for those years. ExxonMobil agrees use its good faith best efforts to (i) supply the data required by Buyer and (ii) to make personnel available to explain raw data and address inquiries. ExxonMobil will use its good faith best efforts to supply the financial audit information Buyer needs by the end of March 2006, but ExxonMobil is not agreeing (i) to undertake extraordinary procedures to provide information that may not be available to it in the ordinary course of its business or (ii) to resolve, concede or settle disputed items (such as would be done in a joint interest audit) by such date.

(d)	Closing Documents. The parties, as indicated, will execute the following instruments to close this transaction:

(1)	An instrument in the form of the Assignment and Bill of Sale attached as Exhibit C, modified to the extent necessary to conform to the terms of this Agreement. The Assignment and Bill of Sale will be effective as of the Effective Time, be without warranty of any kind (e.g., title, fitness, condition), and restate the indemnities, releases, and waivers contained in this Agreement. Exhibit A to this Agreement states ExxonMobil’s working and net revenue interests, to the best of ExxonMobil’s knowledge and belief. The Assignment and Bill of Sale will not, however, state or warrant the working or net revenue interests assigned to Buyer.

If the Interests include a fee simple interest in real property that has been used for oil, gas, or other mineral operations, ExxonMobil may elect to restrict the future use of the land.

If ExxonMobil will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which ExxonMobil requires access across the Interests or Property in order to exercise its rights, then in the Assignment and Bill of Sale ExxonMobil will reserve concurrent interests in the applicable easements, rights-of-way, contracts, and other rights relating to the retained or reserved interests.

ExxonMobil may require the parties to execute separate instruments for each state or county in which the Interests are located to facilitate timely recording.

(2)	Letter-in-lieu-of-transfer order (or other instrument) to give notice of this transaction to remitters of proceeds.

(3)	The Property Sales Accounting Agreement, substantially in the form of Exhibit D, attached.

(4)	Other documents reasonably required to close this transaction and implement the terms of this Agreement, including deeds, bills of sale, and the like and instruments necessary under operating agreements, plans of unitization, laws, affecting the Interests to transfer the Interests and related obligations from ExxonMobil to Buyer.

(5)	Change-of-operator forms for each Well that Buyer intends to operate after Closing. If the Operator of a Well must be elected or designated after Closing, the applicable instruments will be executed after the election or designation, as applicable.

(6)	The closing settlement statement.
(e)	Third-Party Consents. Buyer will deliver proof of required third-party consents and approvals, except to the extent waived by ExxonMobil in writing.

(f)	Financial Security. If required by ExxonMobil as a condition of Closing, Buyer will deliver evidence of financial security to guarantee Buyer’s obligations under this Agreement to abandon, restore, and remediate the Interests and Property. The amount and form of such security shall be mutually agreed upon between ExxonMobil and Buyer and such security shall be in place or guaranteed by a mutually acceptable Escrow Agent or Surety prior to filing any executed assignments with the Navajo Nation for approval. Any disputes regarding the amount and form of the security are specifically excluded from Section 16.6. In the event ExxonMobil and Buyer have not agreed on such amount and/or form of the security by the Closing Date, either party may terminate this agreement.

(g)	Payment to ExxonMobil. At Closing, Buyer will pay ExxonMobil the net amount shown on the closing settlement statement by certified check, cashier’s check, or funds transfer as that term is defined in Chapter 4 of the Texas Business and Commerce Code. This amount is subject to further adjustment after Closing as provided in this Agreement. Notwithstanding any other provision of this Agreement, Buyer must make payment by the specific means stated, or ExxonMobil may refuse to proceed with Closing until ExxonMobil, in its sole discretion, is satisfied that it has received full payment. This right is in addition to all other rights and remedies ExxonMobil may have under this Agreement, at law, or in equity.

(h)	Delivery of Possession. Subject to the terms of applicable joint operating agreements, if any, the Related Agreements, and this Agreement, ExxonMobil will deliver possession of the Interests to Buyer as soon as practicable after the Effective Time or the Closing Date, whichever is later.
     8.05. Offset of Amounts Owed to ExxonMobil. Before Closing, ExxonMobil may review all outstanding accounts between Buyer and ExxonMobil Production Company and include any amounts due to ExxonMobil Production Company in the closing settlement statement. Buyer will pay the amounts due to ExxonMobil Production Company, if any, as a condition of Closing.
     8.06. Condition Precedent. ExxonMobil’s and Buyer’s performance of their obligations under this Article 8 and the following:
(a)	ExxonMobil’s and Buyer’s execution of mutually acceptable C02 Sales Contract covering the Interests for a period of five (5) years; and

(b)	ExxonMobil’s and Buyer’s closing on a related Purchase and Sale Agreement, effective January 1, 2005, covering properties in Texas and New Mexico;
     shall be conditions precedent to ExxonMobil’s and Buyer’s obligation to close this transaction.
     8.07. Buyer’s Representation by Closing. By closing this transaction, Buyer will be deemed to represent to ExxonMobil that all Buyer’s representations under this Agreement and the Additional Instruments are true as of the Closing Date.

     8.08. Insurance. ExxonMobil will terminate all insurance that it has provided for the Interests on the Closing Date, except to the extent that insurance is required by or provided under a joint operating or similar agreement. If the Effective Time is before the Closing Date, the termination will be effective retroactive to the Effective Time. Buyer relinquishes and waives, on its behalf and on behalf of all persons subrogated to Buyer’s rights, all rights to claim against any insurance provided by ExxonMobil, except to the extent that insurance is required by or provided under a joint operating or similar agreement.
ARTICLE 9. POST-CLOSING OBLIGATIONS
     9.01. Filing and Recording. Buyer will file or record the conveyancing documents in the appropriate governmental records. The recording party will provide either the original or photocopies of the filed or recorded document, including the recording data, as agreed by the parties, to the non-recording party. Buyer will reimburse ExxonMobil for the filing, recording, and other reasonable fees that ExxonMobil incurs if ExxonMobil files or records the documents.
     9.02. Copies. Within sixty days after the Closing Date, ExxonMobil will deliver to Buyer, at Buyer’s cost and request, copies of data and records relating to the Interests and Property as agreed by the parties. ExxonMobil is not obligated to provide copies of any data or records that would not have been made available to Buyer under Section 5.01. Buyer must advise ExxonMobil before Closing which data and records that it wants to be copied. While all copying expense is borne by Buyer, ExxonMobil will furnish the original technical files and will retain the copies. On land and contract files and regulatory files, ExxonMobil will retain the originals and will furnish Buyer with the copies of the files in the same format as the originals retained by ExxonMobil. If Buyer requests geophysical data and if ExxonMobil is not restricted from releasing the data to Buyer, Buyer’s execution of a licensing agreement satisfactory to ExxonMobil will be a condition of ExxonMobil’s delivering the data to Buyer. The originals of files and records from the field offices of ExxonMobil will be delivered to Buyer without the requirement of copying.
     If originals or the last-remaining copies of any data or records are provided to Buyer, ExxonMobil may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Interest is in effect after the Effective Time (or for twenty-one years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation). ExxonMobil may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request. Without limiting the generality of the two preceding sentences, for as long as any Interest is in effect after the Effective time (or for twenty-one years in the case of a mineral fee or other non-leasehold interest or for a longer period if required by law or governmental regulation), Buyer may not destroy or give up possession of any original or last-remaining copy of the data or records without first offering ExxonMobil the opportunity, at ExxonMobil’s expense, to obtain the original or a copy. After this period expires, Buyer must offer to deliver the data and records (or copies) to ExxonMobil, at ExxonMobil’s expense, before giving up possession or destroying them.
     9.03. Further Assurances. Buyer and ExxonMobil each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, or other instrument reasonably necessary to accomplish the purposes of this Agreement.

     9.04. Post-Closing Third-Party Consents. If ExxonMobil elects to close without all third-party consents and approvals, Buyer must proceed diligently after Closing to obtain and promptly provide evidence of them to ExxonMobil.
     If any party (including any governmental or regulatory agency) having a right to approve or reject assignment of any Interest by ExxonMobil to Buyer in order for title to transfer does not approve the assignment, or if Buyer does not meet conditions imposed for approval of the assignment, after Buyer has made a good faith effort to obtain the approval or permits or to satisfy the conditions, then ExxonMobil may require reassignment of either (a) all the Interests, or (b) those Interests for which approval or consent was not received. The Interests and Property must be in the same condition on the reassignment date as they were on the Closing Date, reasonable wear and tear excepted. Upon reassignment, ExxonMobil will refund to Buyer the Allocation for each reassigned Interest, without interest, but adjusted for operating expenses and revenue attributable to the period before reassignment.
     Buyer will be responsible for all amounts due under contracts, including the Related Agreements, as to any Interest that requires approval for assignment, from the Effective Time forward. This obligation will end only if an Interest is reassigned under this Section 9.04.
     9.05. Reassignment. For reassignment of any Interest under this Agreement, Buyer will execute and deliver to ExxonMobil a reassignment by special warranty, in a form satisfactory to ExxonMobil and sufficient to place ExxonMobil in the same position it occupied before the assignment to Buyer. Buyer’s release and discharge of ExxonMobil and its Associated Parties, its covenant not to sue ExxonMobil or its Associated Parties, and its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to Interests that are reassigned for the period of Buyer’s ownership, and the reassignment instrument will restate Buyer’s obligations.
     9.06. Buyer’s Compliance. Buyer will comply with all rules, regulations, statutes, and laws applicable to Buyer’s ownership or operation of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests.
     9.07. Property Sales Accounting Agreement. Buyer will perform all its obligations under the Property Sales Accounting Agreement, including payment of rentals, shut-in payments, and minimum royalties.
     9.08. Plugging and Abandoning Wells; Remediation. Buyer recognizes, and will either perform or assure that performance is accomplished properly and in accordance with applicable law and the Related Agreements, all obligations to abandon, restore, and remediate the Interests and Property, whether arising before or after the Effective Time, including obligations, as applicable, to:
(a)	obtain plugging exceptions in Operator’s name for each Well with a current plugging exception, or permanently plug and abandon the Well.

(b)	plug, abandon, and if necessary, reabandon each Well.

(c)	remove all equipment and facilities, including flowlines and pipelines.

(d)	close all pits.

(e)	restore the surface and subsurface sites associated with the Interests or Property.
     Buyer will pay all costs and expenses associated with the obligations assumed under this section. ExxonMobil may require Buyer to prove its financial ability to perform these obligations as provided in Section 8.4 (f) hereof.
ARTICLE 10. TAXES
     10.01. Ad Valorem Taxes. Ad valorem taxes (including production-based ad valorem taxes), real property taxes, and similar obligations imposed on the Interests and Property according to their value (“Ad Valorem Taxes”) will be apportioned between ExxonMobil and Buyer as of the Effective Time. Whether the Interests and Property are valued based on the previous year’s production or any other basis, Buyer is obligated to pay the current year’s Ad Valorem Tax assessment and all subsequent Ad Valorem Taxes, subject to the following apportionment provisions. The basis of the apportionment will be the assessment for the tax year in which the Effective Time occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous tax year. If Ad Valorem Taxes have not been paid before Closing, Buyer will be credited for ExxonMobil’s portion of the Ad Valorem Taxes on the closing settlement statement. If they have been paid before Closing, ExxonMobil will be credited for Buyer’s portion of the taxes on the closing settlement statement. Buyer will be responsible for all Ad Valorem Taxes and interest that are applied to the Interests retroactively after the Effective Time.
     10.02. Production Taxes. All taxes (other than Ad Valorem Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, and excise taxes) will be apportioned between the parties as of the Effective Time. ExxonMobil will be responsible for paying or withholding all taxes that have accrued before the Effective Time or as otherwise provided in the Property Sales Accounting Agreement and for filing all statements, returns, and documents pertinent to them. Buyer will be responsible for paying or withholding all taxes that accrue or are applied retroactively after the Effective Time or as otherwise provided in the Property Sales Accounting Agreement; for filing all statements, returns, documents incident to them; and for obtaining reimbursements, if any, relating to those taxes.
     10.03. Other Taxes. At Closing, ExxonMobil will collect, and Buyer will pay, all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed by reason of income to ExxonMobil), and fees. The taxes collected will be based on Buyer’s Allocations, as adjusted under this Agreement. Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against either party with respect to this transaction or, if paid by ExxonMobil, Buyer will promptly reimburse ExxonMobil for amounts paid. Buyer will pay all documentary stamp taxes.
     10.04. Tax-Deferred Exchange. ExxonMobil may elect by notice to Buyer before the Closing Date to effect a tax-deferred exchange under section 1031 of the Code of all or part of the Interests. If ExxonMobil so elects, Buyer will accommodate ExxonMobil and will execute escrow instructions, documents, agreements, or other instruments, as reasonably requested by ExxonMobil, to effect the exchange. ExxonMobil may assign its rights and delegate its duties under this Agreement to an exchange intermediary that it selects, as may be necessary to effect a tax-deferred exchange.
ARTICLE 11. OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES,
CLAIMS, AND DISBURSEMENTS
     11.01. Oil in Storage. All Oil in storage at the Effective Time, including working inventory, belongs to ExxonMobil. Title to Oil in storage for both ExxonMobil-operated Interests and Interests operated by others will transfer to Buyer as of the Effective Time.
     ExxonMobil, at its sole option, may include as “Oil in storage” all Oil in the system downstream of the wellhead at the Effective Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines. For ExxonMobil-operated Interests, at the Effective Time ExxonMobil will (a) at its sole option, either run or gauge the Oil in storage, and (b) read and replace all gas meter charts. If the Effective Time is after the Execution Date, Buyer may be present for these operations.
     ExxonMobil will use measured Oil inventories in the closing settlement statement, if available or, if not available, then estimated Oil inventories. The estimates will be based on the average month-end inventories of the three most recent calendar months prior to the Effective Time. If there is a difference between the value of the estimated Oil in storage and the value of inventories run or gauged at the Effective Time, ExxonMobil may include the difference in the final settlement statement.
     Oil inventories will be priced, at ExxonMobil’s option, at either (A) ExxonMobil’s posted price at the Effective Time for Oil of like grade and gravity in the field where the relevant Interest is located; (B) if there is no ExxonMobil-posted price for the field, then the average of the two highest prices, as determined by ExxonMobil, posted by other purchasing companies in the field or locality where the Interest is located, for Oil of like grade and gravity, in effect at the Effective Time; (C) the applicable posted price, with appropriate gravity adjustments; or (D) the price received for the Oil from the purchaser (or an estimate of the price).
     For Interests operated by others, ExxonMobil will include in the closing settlement statement the quantity of Oil in storage at the Effective Time as represented by the Operator or as obtained from information filed with the applicable regulatory agency. The value of Oil in storage for Interests operated by others will be determined on the same basis as that used to determine the value of Oil inventories for ExxonMobil-operated Interests.
     11.02. Proceeds, Costs, and Expenses. Except as otherwise provided in this Agreement and the Property Sales Accounting Agreement, ExxonMobil reserves all rights to proceeds, receipts, reimbursements, credits, and income attributable to the Interests and accruing before the Effective Time. All proceeds, receipts, credits, income, and charges attributable to the Interests and accruing after the Effective Time will be Buyer’s property and responsibility. For accounts held in suspense or escrow at Closing, ExxonMobil will pay in full the royalty accounts that were suspended because the amount due is less than the statutory minimum for payment and, as to all other accounts, will disburse funds after Closing upon proof satisfactory to ExxonMobil that the money is due to the party claiming it.

     Except as otherwise provided in this Agreement and the Property Sales Accounting Agreement, ExxonMobil will be responsible for and make all disbursements for (a) payment of charges and invoices for costs and expenses accruing before the Effective Time and attributable to the Interests and (b) payments necessary as the result of sales of production from the Interests occurring before the Effective Time (including disbursements out of proceeds held in suspense or escrow). Buyer will be responsible for and make all payments and disbursements after the Effective Time or Closing, whichever is later, but if ExxonMobil makes any of these payments or disbursements, Buyer will reimburse ExxonMobil for the amounts paid.
     All amounts due from one party to the other under this section may be made by debits and credits in the closing and final settlement statements.
     11.03. Notice to Remitters of Proceeds. ExxonMobil will make reasonable efforts to notify all remitters of proceeds from the sale of production to advise them of this transaction. Except as otherwise provided in the Property Sales Accounting Agreement, ExxonMobil is responsible for obtaining from the remitters revenues accrued before the Effective Time, and Buyer is responsible for obtaining from the remitters revenues accruing after the Effective Time. The parties will inform the remitters that this transaction has closed by letter-in-lieu-of-transfer order or other documents required by each remitter.
     11.04. Reservation of Claims. ExxonMobil reserves all Claims and rights of any kind concerning the Interests or Property against third parties that accrue before the Effective Time (including those against overriding royalty owners, royalty owners, working-interest owners, and gas purchasers), whether discovered before or after the Effective Time or Closing, whichever is later. The reservations under this section do not include gas-production-imbalance accounts, which are the subject of Article 19.
ARTICLE 12. EXXONMOBIL-OPERATED INTERESTS
     12.01. Operation by ExxonMobil. ExxonMobil will operate the ExxonMobil-operated Interests until the later of the Closing Date, the Effective Time, or the time that the applicable operating agreement, plan of unitization or law requires. At that time operations will be turned over to, and become the responsibility of Buyer. ExxonMobil does not represent or warrant that Buyer will be entitled to remain in the capacity of operator under the existing agreements relating to operations of the interest. ExxonMobil is not obligated to obtain Buyer’s approval of any aspect of operations while it operates the Interests. Notwithstanding anything to the contrary in this Agreement, ExxonMobil may cancel its applicable regulatory permits at any time and for any reason after it assigns operation of an Interest to Buyer.
     12.02. Charges Paid by Buyer. For the period of operation by ExxonMobil as the designated operator after the Effective Time, Buyer will pay ExxonMobil as follows:
(a)	Operation and Maintenance Expenses: a fixed monthly rate for operation and maintenance expenses and other miscellaneous costs and expenses incidental to the operation, protection, and maintenance of the Interests and Property (but excluding costs under paragraph (b) below) based on the average operation, maintenance, and miscellaneous costs and expenses for each Interest for the three-month period before the Effective Time.
(b)	Other Costs: reimbursement for workover costs, plugging, abandoning, and reabandoning costs, and other major costs incurred by ExxonMobil incidental to the operation, protection, and maintenance of the Interests and Property, on an actual-cost basis.

(c)	Overhead: overhead at a rate equal to 25% of the sum of the amounts under paragraphs (a) and (b) above. This shall be the only overhead applied to the costs and expenses detailed in 12.02 (a) and (b) above.
     These charges will be included in the closing or final settlement statements, as applicable.
     For any period where ExxonMobil provides any of production, regulatory reporting, revenue and royalty disbursement and/or joint interest billings and similar accounting functions, the charges shall be as set forth in Exhibit D and/or Exhibit M (Transition Agreement). These charges, if available, or an estimate will be included in the closing or final settlement statements, as applicable.
     12.03. Risk of Loss. Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of the ExxonMobil-operated Interests and Property associated with that Interest will pass from ExxonMobil to Buyer as of the earlier of Closing or the Effective Time, including damage or destruction resulting in whole or in part from the negligence or strict liability of ExxonMobil or its Associated Parties. Damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.
     12.04. Selection of Operator. ExxonMobil may elect to poll the parties to applicable joint operating agreements or plans of unitization before Closing to select a successor Operator. The poll may stipulate that ExxonMobil will not resign as Operator unless Closing occurs. ExxonMobil may resign as Operator under applicable regulations if Buyer does not diligently pursue its designation as Operator of the Interests that it will operate. If ExxonMobil does not poll, then it will be Buyer’s responsibility to do so immediately after Closing. Buyer’s selection as Operator, whether under a joint operating or similar agreement or pursuant to applicable regulations, is not a condition of Buyer’s performance under this Agreement.
     12.05. Removal of Signs. ExxonMobil may either remove its name and signs from the ExxonMobil-operated Interests and Property or require Buyer to do so for those Interests that it will operate. If ExxonMobil’s name or signs remain on the Property or Interests after ExxonMobil ceases to be Operator and Buyer has become Operator, Buyer must (a) remove any remaining signs and references to ExxonMobil promptly, but no later than the time required by applicable regulations or forty-five days after ExxonMobil ceases to be Operator, whichever occurs first, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as Operator of the Interests it operates, and (c) notify ExxonMobil of the removal and installation. ExxonMobil reserves a right of access to the Interests and Property after it ceases to be Operator to remove its signs and name from all Wells, facilities, and Property, or to confirm that Buyer has done so for the Interests operated by Buyer.

If ExxonMobil removes signs because Buyer has not done so, ExxonMobil will charge its costs to Buyer, and Buyer will pay the invoice within fifteen days of receipt.
ARTICLE 13. INTERESTS OPERATED BY OTHERS
     13.01. Charges Paid by Buyer. Buyer will reimburse ExxonMobil for charges made by the Operator after the Effective Time and paid by ExxonMobil and will pay overhead to ExxonMobil at a rate equal to 5% of the charges made by the Operator after the Effective Time and paid by ExxonMobil.
     13.02. Risk of Loss. Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of each Interest operated by others and the Property associated with that Interest will pass from ExxonMobil to Buyer as of the earlier of Closing or the Effective Time, including damage or destruction resulting in whole or in part from the negligence or strict liability of ExxonMobil or its Associated Parties. Damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.
ARTICLE 14.
DELETED IN ITS ENTIRETY
ARTICLE 15. PREFERENTIAL RIGHT TO PURCHASE GAS/RAW MAKE
DELETED IN ITS ENTIRETY
ARTICLE 16. BUYER’S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE;
BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS;
DISPUTE RESOLUTION
     16.01. Buyer’s Release and Discharge of ExxonMobil and its Associated Parties. Buyer releases and discharges ExxonMobil and its Associated Parties from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s release and discharge of ExxonMobil and its Associated Parties include Claims and Liabilities resulting in any way from the negligence or strict liability of ExxonMobil or its Associated Parties, whether the negligence or Strict Liability is active, passive, joint, concurrent, or sole. The only exception to Buyer’s release and discharge of ExxonMobil and its Associated Parties is stated in 16.04(e), and the release and discharge are binding on Buyer and its successors and assigns.
     16.02. Buyer’s Covenant Not to Sue ExxonMobil or its Associated Parties. Buyer covenants not to sue ExxonMobil or its Associated Parties with regard to any Claim or Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s covenant not to sue ExxonMobil or its Associated Parties includes Claims and Liabilities resulting in any way from the negligence or Strict Liability of ExxonMobil or its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent or sole.

The only exception to Buyer’s covenant not to sue ExxonMobil or its Associated Parties is stated in Section 16.04 (e), and the covenant is binding on Buyer and its successors and assigns.
     16.03. Buyer’s Obligations to Indemnify, Defend, and Hold ExxonMobil and its Associated Parties Harmless. Buyer will indemnify, defend, and hold ExxonMobil and its Associated Parties harmless from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless include Claims and Liabilities resulting in any way from the negligence or Strict Liability of ExxonMobil or its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent or sole. The only exception to Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless is stated in Section 16.04(c) and (e), and the obligations are binding on Buyer and its successors and assigns.
     16.04. Buyer’s Obligations.
(a)	In each instance of Buyer’s obligations to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties, the Claims and Liabilities subject to the obligations include the following:
(1)	the ownership of the Interests by ExxonMobil, their operation by ExxonMobil or its Associated Parties, and the acts or omissions of ExxonMobil or its Associated Parties in connection with the Interests or the Related Agreements.

(2)	the ownership of the Interests by Buyer, their operation by Buyer or its Associated Parties, and the acts or omissions of Buyer or its Associated Parties in connection with the Interests or under this Agreement or the Related Agreements.

(3)	the acts or omissions of third parties relating to the Interests.
(b)	Buyer’s obligations under this Agreement to release, discharge, indemnify, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties include Claims and Liabilities arising in any manner from the following:
(1)	Buyer’s Allocations.

(2)	preferential and similar rights held by third parties to purchase any portion of the Interests.

(3)	the review, inspection, and assessment of the Interests and Property by Buyer and its Associated Parties.

(4)	an error in describing the Interests or an error in the conveyancing instruments.

(5)	rights and obligations of the parties or third parties under the Related Agreements.

(6)	closing without a third-party consent or approval.

(7)	failure by third parties to approve or consent to any aspect of this transaction after Closing.

(8)	obligations to plug and abandon Wells and remediate the Interests and Property.

(9)	payment of Real Property Taxes or other taxes applicable to the Interests and Property.

(10)	payments or disbursements paid or payable by ExxonMobil or Buyer to third parties.

(11)	a physical or environmental condition relating to the Interests and Property, including Claims and Liabilities under the Environmental Laws, or failure to comply with the Environmental Laws.

(12)	remediation activities, including damages incurred by Buyer or its Associated Parties during or arising from remediation activities.

(13)	lawsuits filed before the Effective Time, but amended after the Effective Time to include the Interests or Property or ExxonMobil’s ownership of or activities regarding the Interests or Property.
(c)	Subject to the exceptions outlined herein, Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless do not apply, however, and ExxonMobil shall retain and remain responsible for (a) Claims or Liabilities that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time, except those provided in 16.04 (d) and 16 (e) below, but only to the extent that acts or omissions that gave rise to the cause of action are attributable to the conduct or operation or ownership of ExxonMobil or its Associated Parties before the Effective Time; (b) unpaid, underpaid or overpaid taxes, royalties to the extent attributable to the period of time prior to the Effective Time; and (c) amounts owed or due from joint interest billings to the extent attributable to the period of time prior to the Effective Time. The parties recognize that certain lawsuits may have been filed before the Effective Time, but concern activities continuing after the Effective Time, so that after Closing Buyer may be a proper party to the lawsuit. For these lawsuits, Buyer’s obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless will apply to activities occurring after the Effective Time. ExxonMobil will continue to defend its own interests and provide principal counsel in an action under this paragraph for which it remains a party after the Effective Time.
(d)	Notwithstanding anything contained in this Agreement to the contrary, Buyer will assume all of ExxonMobil’s obligations to the extent required under the Consent Decree (Water) United States of America vs. Mobil Exploration & Producing U.S. Inc. Civ No. 2:98-CV-00220-ST, and Consent Decree (Air) United States of America vs. Mobil Exploration & Producing U.S. Inc. (not yet final), attached hereto as Exhibits I and J respectively.

(e)	Notwithstanding anything to the contrary in the Agreement, ExxonMobil will retain responsibility for settlement with the Environmental Protection Agency (“EPA), and payment of any penalty (if applicable) assessed by the EPA as a result of the ongoing investigation of the P-20 well purge issue arising from the P-20 well located in the McElmo Creek Unit. However, upon Closing Buyer agrees to assume any obligations associated with any monitoring and/or remediation plan established by ExxonMobil and/or the EPA for such well, and to assume all ongoing obligations and to comply with all requirements set forth in any settlement with the EPA, as applicable, including but not limited to U.S. EPA Docket No. 2002-09-0PA-0002, Order for Removal, Mitigation or Prevention of a Substantial Threat of Oil Discharge, attached hereto as Exhibit K.

(f)	Buyer’s release and discharge of ExxonMobil and its Associated Parties and its covenant not to sue do not include Claims that Buyer may enforce against contractors and subcontractors for work regarding the Interests and the Properties. In addition, Buyer’s release and discharge of ExxonMobil and its Associated Parties and its obligation to indemnify, defend and hold ExxonMobil harmless under this Agreement does not include Claims that ExxonMobil breached this Agreement. Any such Claims will be resolved in accordance with Article 16.06.
     16.05. Buyer’s Duty to Defend. Buyer acknowledges that its obligations to indemnify, defend, and hold ExxonMobil and its Associated Parties harmless under this Agreement include obligations to pay the attorneys’ fees and court and other costs incurred by ExxonMobil and its Associated parties in defending all Claims. As to each Claim and Liability, ExxonMobil, at its sole option, may elect to (a) manage its own defense, in which event Buyer will reimburse ExxonMobil and its Associated Parties for all attorneys’ fees and court and other costs reasonably incurred in defending a claim, upon delivery to Buyer of invoices for these fees and costs; or (b) tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.
     16.06. Alternate Dispute Resolution and Arbitration. This section applies to any dispute between the parties, arising at any time, that is not subject to Buyer’s release and discharge of ExxonMobil and its Associated Parties or Buyer’s covenant not to sue ExxonMobil or its Associated Parties or is not specifically excluded from this section under this Agreement. Whether a dispute is subject to Buyer’s release, discharge, or covenant not to sue or to this section (or is excluded from this section by its terms), and whether there is a contract between the parties, are issues that will be resolved under the alternate dispute resolution and arbitration provisions of this section.

     As to the disputes subject to this section, any Claim or controversy of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of Exhibit E and will be binding on both parties and their respective successors and assigns. Neither party may prosecute or commence any suit or action against the other party relating to any matters that are subject to this section.
     ExxonMobil will determine, at its sole option, whether a Claim filed by a third party against Buyer or ExxonMobil will be subject to this section. If Buyer has notified ExxonMobil before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim is not resolved before Closing, the Disputed Claim will not be subject to this section unless agreed by the parties.
     The addresses for notice under this section are:

ExxonMobil:	Buyer:

ExxonMobil Production Company	Resolute Aneth, LLC.
P. O. Box 2180	1675 Broadway, Suite 1950
Houston, Texas 77252-2180	Denver, CO 80202
Attention: Planning Department	Attention: Ms. Janet Pasque
Asset Enhancement Manager	And

Navajo Nation Oil and Gas Company
P. O. Box 4439
Window Rock, AZ 86515
Attention: Mr. Wilson Groen
     16.07. Buyer’s waiver of consumer rights under the Texas Deceptive Trade Practices Consumer Protection Act and other consumer protection laws. As partial consideration to exxonmobil to enter into this agreement, to the extent that the Texas Deceptive Trade Practices Consumer Protection Act is applicable to this transaction, buyer can and does expressly waive its rights under the texas deceptive Trade Practices Consumer Protection Act, Sections 17.41 through 17.63, Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Buyer voluntarily consents to this waiver. In addition, Buyer waives its rights under all other consumer protection laws in other states applicable to this transaction that may be waived by the parties.
     16.08. Retroactive Effect. Buyer acknowledges that its obligations to release, discharge, defend, and hold ExxonMobil and its Associated Parties harmless and its covenant not to sue ExxonMobil or its Associated Parties apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.
     16.09. Inducement to ExxonMobil. Buyer acknowledges that it evaluated its obligations under this article before it determined and submitted its bid for the

Interests and that its assumption of these obligations is a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.
ARTICLE 17. ENVIRONMENTAL MATTERS
     17.01. Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property. Buyer is aware that the Interests and Property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Property or associated with the Interests. Equipment and sites included in the Interests or Property may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Property or included in the Interests may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Property. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Interests and the Property.
     Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from the Interests and Property and associated activities and will conduct these activities in accordance with all applicable laws and regulations, including the environmental Laws.
     17.02. Adverse Environmental Conditions.
(a)	Buyer will have until 60 days after the Execution Date or 30 days before the Closing Date, whichever is earlier, to notify ExxonMobil of any material adverse environmental condition of the Interests or Property that Buyer finds unacceptable and provide evidence of the condition to ExxonMobil. An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:
(1)	The environmental condition is required to be remediated on the Execution Date under the Environmental Laws in effect on the Execution Date.

(2)	The total of the cost to remediate all environmental conditions identified by Buyer to levels required by the Environmental Laws in effect on the Execution Date is reasonably estimated to be more than one percent of the Base Purchase Price.

(3)	The environmental condition was not disclosed to or known by Buyer before the Execution Date.
(b)	ExxonMobil will have thirty days after receipt of Buyer’s notice under the preceding paragraph, or until five days before the Closing Date if it determines that an adverse environmental condition (whether material or not) may exist with respect to an Interest or Property, to elect any of the following:

(1)	adjust the Allocation for an Interest by a mutually acceptable amount reflecting ExxonMobil’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Interest;

(2)	remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the affected Interest;

(3)	remedy, or agree to remedy, the Condition, as provided below; or

(4)	terminate this Agreement.
ExxonMobil may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as ExxonMobil’s right to delay Closing under Section 8.03.
(c)	If ExxonMobil and Buyer agree to adjust an Allocation because of a Condition, the amount of the adjustment will be the cost to remediate the Condition, but only to the level required by the Environmental Laws in effect on the Execution Date. ExxonMobil may require Buyer to remit the full Allocation at Closing, without adjustment for the Condition, but if it does so, it will pay the amount of the adjustment to Buyer when the remediation is complete under applicable law. If the cost to remediate exceeds the amount of the adjustment, Buyer will pay the additional costs to remediate the Condition as required by applicable law.
     17.03. Remediation. If ExxonMobil agrees with Buyer to remediate a Condition or is required by a governmental or regulatory agency to remediate a Condition, the following will govern the remediation:
(a)	ExxonMobil will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition or remediation. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Condition or remediation and will keep all information regarding the Condition and remediation confidential, except in each instance to the extent required by applicable law.

(b)	ExxonMobil will remediate the Condition to the level agreed upon by ExxonMobil and Buyer, but in no event will ExxonMobil be required to remediate the Condition beyond the level required by the Environmental Laws in effect on the Execution Date.

(c)	Buyer will grant and warrant access to the Interests and entry on the Property after Closing to ExxonMobil, its Associated Parties, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

(d)	Buyer will use its best efforts not to interfere with ExxonMobil’s ingress and egress or assessment or remediation activities. ExxonMobil will make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities and to the Interests and the Property.

(e)	ExxonMobil will continue remediation of the Condition until the first of the following occurs:
(1)	the appropriate governmental authorities provide written notice to ExxonMobil or Buyer that no further remediation of the Condition is required; or

(2)	ExxonMobil determines that the Condition has been remediated to the level required by the Environmental Laws or as agreed by the parties.
Upon the occurrence of either (1) or (2) above, ExxonMobil will notify Buyer that remediation of the Condition is complete and provide a copy of the notification described in (1) above, if applicable. Upon delivery of ExxonMobil’s notice, ExxonMobil will be released from all liability and have no further obligations under any provisions of this Agreement in connection with a Condition.
(f)	Until ExxonMobil completes remediation of a Condition, ExxonMobil and Buyer will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Interests or Property.

(g)	After delivery of possession or Closing (whichever occurs first) and before ExxonMobil has completed remediation of a Condition, if a leak, spill, or discharge of any material or substance (“Occurrence”) occurs on the Property or Interests, or any part of them, Buyer will promptly notify ExxonMobil and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and ExxonMobil determines that it may affect the area where ExxonMobil is conducting remediation or assessment, Buyer will hire a consultant (who must be acceptable to ExxonMobil) to assess the effect of the occurrence on the environmental condition of the Property, Interest, and ExxonMobil’s remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by ExxonMobil, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence. If ExxonMobil’s remediation is expanded to incorporate remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to ExxonMobil as the work is performed, within thirty days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.

If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, ExxonMobil will pay Buyer the cost that would have been incurred by ExxonMobil to complete the remediation but for the Occurrence. As consideration for this payment, Buyer will accept the environmental condition of the Property and Interests as they exist on the date of the payment, assume full responsibility for remediating the Property and Interests and related off-site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend ExxonMobil and its Associated Parties as to Claims and Liabilities arising from the Occurrence to the same extent as described in Article 16.

(h)	If ExxonMobil undertakes remediation as to any Interest in which ExxonMobil’s ownership was less than 100%, Buyer will bill the other working interest owners for their share of the remediation expenses. Regardless of whether Buyer recoups any amount from the other working interest owners, Buyer will refund to ExxonMobil, within sixty days of each ExxonMobil invoice, with documentation, any amounts expended by ExxonMobil over the amount formerly attributable to ExxonMobil’s working interest share.

(i)	If ExxonMobil will assess or remediate the Interests or Property after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this section.
     17.04. Disposal of Materials, Substances, and Wastes; Compliance with Law. Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Interests and Property (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations. Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite. When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Interests or Property affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Property or Interests.
ARTICLE 18. BUYER’S REPRESENTATIONS
     18.1. Representations Not Exclusive. Buyer’s representations under this article are in addition to its other representations under this Agreement and the Additional Instruments.
     18.2. Securities Laws.
(a)	Buyer acknowledges that the solicitation of an offer for and the sale of the Interests by ExxonMobil has not been registered under any securities laws.

(b)	Buyer intends to acquire the Interests for its own benefit and account and is not acquiring the Interests with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws. If Buyer sells, transfers, or otherwise disposes of the

Interests or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.
(c)	Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.
     18.03. Basis of Buyer’s Decision. Buyer represents that:
(a)	It has reviewed and investigated the Interests and Property to its satisfaction in order to enter into this Agreement.

(b)	It has evaluated the Interests and Property to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Interests and Property.

(c)	It is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties.

(d)	It has evaluated the merits and risks of purchasing the Interests and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by ExxonMobil or its Associated Parties.

(e)	It will acquire the Interests and Property “as is, where is,” and with all faults.
     18.04. Material Factor. Buyer acknowledges that its representations under this article, the rest of this Agreement, and the Additional Instruments are a material inducement to ExxonMobil to enter into this Agreement with, and close the sale to, Buyer.
ARTICLE 19. GAS IMBALANCES
     19.01. ExxonMobil’s and Buyer’s Respective Obligations. For those Interests with cumulative gas-production-imbalance accounts among working interest owners, Buyer acknowledges that the amounts are derived from either Operator’s statements or ExxonMobil’s estimates based upon current production, prior sales history, and contract information; were provided to Buyer before the Execution Date; and were taken into consideration in Buyer’s calculation of the Base Purchase Price and the Allocations. After the Effective Time, all benefits, obligations, and liabilities associated with these gas-production-imbalance accounts and related agreements will accrue to and become Buyer’s responsibility. Buyer will assume ExxonMobil’s overproduced or underproduced position as of the Effective Time and subject to the other provisions of this Agreement, unless the operating agreement, plan of unitization, or gas balancing agreement for an Interest provides for the cash settlement of gas-production-imbalance accounts when the Interest is assigned, in which event ExxonMobil reserves the gas-production-imbalance account and the right to the cash settlement.
     Buyer represents that in calculating the Base Purchase Price and its Allocations, it has considered ExxonMobil’s procedures for paying royalties and severance taxes with regard to each gas-production-imbalance account.

     19.02. Settlement.
(a)	If either (1) before Closing, or (2) on the later of ExxonMobil’s preparation of the final settlement statement or 150 days after Closing, either party determines that a Material Difference (as defined below) exists between the total of the gas-production-imbalance accounts represented in Exhibit F and the total of the gas-production-imbalance accounts as of the Effective Time, then the Base Purchase Price will be adjusted if there is a Material Difference. The value of the difference will be calculated by multiplying the volume difference by $2.50 per Mcf (thousand cubic feet). A Material Difference exists if the absolute value of the difference exceeds $50,000.00.

(b)	Regardless of whether a Material Difference exists, if the difference between the represented and actual gas-production imbalance account for an Interest exceeds $50,000.00, then ExxonMobil, at its sole option, may withdraw that Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the Interest. The difference in the gas-production-imbalance account for the withdrawn Interest will not be used to determine whether a Material Difference exists.

(c)	If a Material Difference identified before Closing exceeds 1% of the Base Purchase Price, then either party may, upon written notice to the other, terminate this Agreement. Before terminating this Agreement, however, ExxonMobil and Buyer will each make a good-faith effort to negotiate a settlement. If this Agreement is terminated under this section, ExxonMobil will refund the performance deposit to Buyer.
ARTICLE 20. FINAL SETTLEMENT STATEMENT
     ExxonMobil will prepare a final settlement statement and submit it to Buyer within 150 days after the Closing Date. The final settlement statement will deduct royalties, operating expenses, taxes, overhead, and other amounts due to ExxonMobil from amounts due to Buyer as provided in this Agreement, with adjustments as necessary for items identified after Closing. ExxonMobil may set off any resulting amount due to Buyer against amounts that Buyer may otherwise owe to ExxonMobil Production Company when the final settlement statement is prepared.
     Buyer must respond in writing with objections and proposed corrections within sixty days of receiving the final settlement statement. If the parties cannot resolve their differences within ninety days of ExxonMobil’s receipt of Buyer’s objections, then the alternate-dispute-resolution and arbitration procedures of this Agreement will be triggered. If Buyer does not respond to the final settlement statement by signing or objecting in writing within the sixty-day period, the statement will be deemed approved by Buyer. After approval of the final settlement statement, ExxonMobil will send a check or invoice to Buyer for the net amount. If payment is not made within thirty days of Buyer’s receiving the invoice, the amount due may, at ExxonMobil’s option, bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid. Inquiries regarding the final settlement statement must be in writing, addressed to:

ExxonMobil Production Company
P.O. Box 2180
Houston, Texas 77252-2180
Attention: Planning Department, Asset Enhancement Manager
ARTICLE 21. BROKERS AND FINDER’S FEES
     ExxonMobil and Buyer each represents and warrants to the other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in connection with this Agreement or the transaction contemplated by it for which the other party will have any responsibility.
ARTICLE 22. COMMUNICATIONS
     Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, by facsimile transmission to the number identified (with evidence of receipt), or by messenger:

ExxonMobil:	Buyer:

ExxonMobil Production Company	Resolute Aneth, LLC.
P.O. Box 2180	1675 Broadway, Suite 1950
Houston, Texas 77252-2180	Denver, CO 80202
800 Bell, Room 241-H EMB	Attention: Ms. Janet Pasque
Houston, Texas 77002	Fax No. 303-534-4600
Attention: Planning Department	Telephone No. 303-534-4600 x 140
Asset Enhancement Manager	And
Fax No. 713-656-2807	Navajo Nation Oil and Gas Company
Telephone No.713-656-3305	P. O. Box 4439
Window Rock, AZ 86515
Attention: Mr. Wilson Groen
Fax No. 928-871-4862
Telephone No. 928-871-4880
ARTICLE 23. BUYER’S DEFAULT
     If Buyer defaults under this Agreement in a material way, including Buyer’s failure to perform its obligations to close this transaction, ExxonMobil may, at its sole option, terminate this Agreement and retain the performance deposit, in addition to all of its other rights at law or in equity.

ARTICLE 24. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS
ACT OF 1976
     The parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not apply to this transaction.
ARTICLE 25. EXXONMOBIL’S DISCLAIMER OF WARRANTIES AND
REPRESENTATIONS
      ExxonMobil has not made, and will not make, any warranty or representation, express, implied, or statutory, whatsoever in connection with this Agreement or the transaction contemplated by it, including the accuracy or completeness of data, information, or materials furnished at any time to buyer in connection with the Interests or Property, or the quality or quantity of hydrocarbon reserves (if any) attributable to the Interests, or the ability of the Interests to produce hydrocarbons. None of ExxonMobil’s Associated Parties is authorized to make any warranty or representation on ExxonMobil’s behalf. All data, information, and other materials furnished by ExxonMobil are provided to Buyer as a convenience, and reliance on or use of them is at Buyer’s sole risk.
ARTICLE 26. MISCELLANEOUS
     26.01. Entire Agreement. This Agreement and the Additional Instruments constitute the entire agreement between the parties as to the transaction described in this Agreement. All previous negotiations and communications between the parties as to these matters are merged into this Agreement and the Additional Instruments.
     26.02. Successors and Assigns; Amendment; Survival. This Agreement is binding on and inures to the benefit of the parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both parties. Neither the assignment of this Agreement nor of the Interests or any part of them will relieve Buyer of its obligations under this Agreement unless and to the extent ExxonMobil consents in writing to release Buyer, which consent may be withheld for any reason.
     All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing or the earlier termination of this Agreement and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing or the earlier termination of this Agreement.
     26.03. Choice of Law. This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

     26.04. Assignment. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer without ExxonMobil’s prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation is void.
     26.05. No Admissions. Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either ExxonMobil or Buyer or their respective Associated Parties.
     26.06. No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.
     26.07. Public Communications. Unless provided otherwise in this Agreement, Buyer will not make any press release or public communication concerning this transaction without ExxonMobil’s prior written consent, which consent may be withheld. Furthermore, except as required by applicable law, rule or stock exchange regulation, Buyer will not make any public comment, statement, or communication with respect to ExxonMobil’s operation, exploration or development of the Interests without the prior written consent of ExxonMobil, which consent may be withheld for any reason.
     If Buyer is required by laws, rules, securities regulations or as a condition of financing to make any such disclosure, it will provide written notice to ExxonMobil at least (3) days (excluding weekends and holidays) prior to said disclosure, specifying the content of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made. In any such disclosures, the Buyer will refrain from making any public comment, statement, or communication with respect to ExxonMobil’s operation, exploration or development of the Interests.
     26.08. Headings and Titles. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.
     26.09. Exhibits. All exhibits referenced in and attached to this Agreement are incorporated into it.
     26.10. Includes. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.
     26.11. Severability. The provisions of this Agreement are severable at ExxonMobil’s option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then ExxonMobil may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.
     26.12. Counterparts. This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

     26.13. Conflicts. If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.
     26.14. Not to Be Construed against the Drafter. Buyer acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.
     26.15. No Waiver. No waiver by either party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.
     26.16. Conspicuousness. Buyer acknowledges that the provisions of this Agreement that are printed in the same manner as this section are conspicuous.
     26.17. Execution by the Parties. Neither the submission of this instrument or any information concerning the Interests for Buyer’s examination, nor discussions or negotiations between the parties constitutes an offer to sell, a reservation of, or an option for the Interests or Property, and this instrument and the underlying transaction will become enforceable and binding between the parties only upon execution and delivery of this instrument by both ExxonMobil and Buyer.
     The parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

RESOLUTE ANETH, LLC. BY ITS MANAGER RESOLUTE NATURAL RESOURCES COMPANY			EXXON MOBIL CORPORATION

By:	/s/ Nicholas J. Sutton		By:	/s/ Hobert E. Plunkett

	Name:	Nicholas J. Sutton		Name:	Hobert E. Plunkett
	Title:	CEO		Title:	Agent and Attorney-in-Fact
Date: 3-1-06			Date: March 7, 2006

NAVAJO NATION OIL AND GAS COMPANY			EXXON MOBIL CORPORATION

By:	/s/ Wilson Groen		By:	/s/ M. R. Ward

	Name:	Wilson Groen		Name:	M. R. Ward
	Title:	President & CEO		Title:	Attorney-in-Fact
Date: 03/01/06			Date: 07 MAR 06

EXXONMOBIL OIL CORPORATION

			By:	/s/ Hobert E. Plunkett

				Name:	Hobert E. Plunkett
				Title:	Attorney-in-Fact
Date: March 7, 2006

EXXONMOBIL OIL CORPORATION

			By:	/s/ M. R. Ward

				Name:	M. R. Ward
				Title:	Attorney-in-Fact
Date: 07 MAR 06

MOBIL PRODUCING TEXAS & NEW MEXICO INC.

			By:	/s/ Hobert E. Plunkett

				Name:	Hobert E. Plunkett
				Title:	Attorney-in-Fact
Date: March 7, 2006

MOBIL PRODUCING TEXAS & NEW MEXICO INC.

By:	/s/ M. R. Ward

	Name:	M. R. Ward
	Title:	Attorney-in-Fact
Date: 07 MAR 06

MOBIL EXPLORATION AND PRODUCING NORTH AMERICA INC.

By:	/s/ Hobert E. Plunkett

	Name:	Hobert E. Plunkett
	Title:	Attorney-in-Fact
Date: March 7, 2006

MOBIL EXPLORATION AND PRODUCING NORTH AMERICA INC.

By:	/s/ M. R. Ward

	Name:	M. R. Ward
	Title:	Attorney-in-Fact
Date: 07 MAR 06

MOBIL EXPLORATION & PRODUCING U. S. INC.

By:	/s/ R. M. Kruger

	Name:	R. M. Kruger
	Title:	President
Date: 13 MAR 06

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on March 7, 2006 by Hobert E. Plunkett and M. R. Ward, Attorneys-in-Fact of Exxon Mobil Corporation, a New Jersey corporation, on behalf of said corporation.

(SEAL)	/s/ Christina M. Davis Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
      This instrument was acknowledged before me on March 7, 2006 by Hobert E. Plunkett and M. R. Ward, Attorneys-in-Fact of ExxonMobil Oil Corporation a New York corporation, on behalf of said corporation.

(SEAL)	/s/ Christina M. Davis Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
      This instrument was acknowledged before me on March 7, 2006 by Hobert E. Plunkett and M. R. Ward, Attorneys-in-Fact of Mobil Producing Texas & New Mexico Inc., a Delaware corporation, on behalf of said corporation.

(SEAL)	/s/ Christina M. Davis Notary Public, State of Texas

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
      This instrument was acknowledged before me on March 7, 2006 by Hobert E. Plunkett and M. R. Ward, Attorneys-in-Fact of Mobil Exploration and Producing North America Inc., a Nevada corporation, on behalf of said corporation.

(SEAL)	/s/ Christina M. Davis Notary Public, State of Texas

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§
     This instrument was acknowledged before me on March 1, 2006 by Nicholas J. Sutton, CEO of Resolute Natural Resources Company as Manager of Resolute Aneth, LLC , a Delaware limited liability company, on behalf of said company.

(STAMP)	/s/ Joan E. Zak
Notary Public, State of Colorado
My commission expires: 2/8/08

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on March 13, 2006 by R. M. Kruger, President of Mobil Exploration & Producing U.S. Inc., a Delaware corporation, on behalf of said corporation.

(SEAL)	/s/ Yolanda Vela Notary Public, State of Texas

-45b-

STATE OF ARIZONA	§
§
COUNTY OF APACHE	§
     This instrument was acknowledged before me on March 1, 2006 by Wilson Groen, President and CEO of Navajo Nation Oil and Gas Company, a Federal corporation, on behalf of said corporation.

(SEAL)	/s/ Carmelita James Notary Public, State of Arizona

OMITTED SCHEDULES
          The portions identified below in the following schedules have been omitted from the Purchase and Sale Agreement filed as Exhibit 2.2 to this Registration Statement on Form S-4 (File No. 333- ):
•	Exhibit A — Description of the Interests

•	Exhibit B — Easements, permits, etc.; Agreements, Amendments, Contracts, etc.

•	Exhibit C — Form of Assignment and Bill of Sale

•	Exhibit D — Property Sales Accounting Agreement

•	Exhibit E — Alternate Dispute Resolution and Arbitration

•	Exhibit F — Gas-Production-Imbalance Accounts

•	Exhibit G — Environmental Assessment and Testing Confidentiality, Release and Indemnification Agreement

•	Exhibit H — Excluded Items

•	Exhibit I — Consent Decree (Water)

•	Exhibit J — Consent Decree (Air)

•	Exhibit K — Order for Removal Mitigation or Prevention of a Substantial Threat of Oil Discharge

•	Exhibit L — Sales Allocations

•	Exhibit M — Transition Services Agreement
     Resolute Energy Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.